UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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FENIX PARTS, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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One Westbrook Corporate Center, Suite 920
Westchester, Illinois 60154
______________________________________________________________________________________________________

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2016

______________________________________________________________________________________________________

 Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 24, 2016 at 10:00 a.m. Central Time at Two Westbrook Corporate Center, Conference Center, Westchester, Illinois 60154.

     At the Annual Meeting, you will be asked to consider and vote on the following matters:

•	the election to the Board of the 7 nominees for director named in this proxy statement,

•	approval of the employee stock purchase plan,

•	ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016, and

•	any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on the record date of April 12, 2016 are entitled to vote at the Annual Meeting.

     If you need directions to the meeting, please call our corporate office at (708) 407-7200.

     For the convenience of our stockholders of record who do not plan to attend the Annual Meeting in person but who want their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided. If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted.

By Order of the Board of Directors

Scott Pettit
Secretary
Westchester, Illinois
April 27, 2016

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

•Time and Date:         Tuesday, May 24, 2016 at 10:00 a.m. Central Time

•Place:             Two Westbrook Corporate Center, Conference Center, Westchester, Illinois 60154

•Record Date:         April 12, 2016

•Voting:         Stockholders as of the record date are entitled to vote.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of 7 directors	FOR EACH NOMINEE	6
Approval of Fenix Parts, Inc. Employee Stock Purchase Plan	FOR	17
Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016	FOR	19

Board Nominees

The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
Kent Robertson	48	2014	Chief Executive Officer, Fenix Parts, Inc.
Gary Beagell	64	2015	Founder and former Chief Executive Officer of Gary’s U-Pull It, one of our founding companies.	- Nominating and Governance
Steven Dayton	57	2015	Partner in RVG Management and Development Company.	-Audit -Compensation (Chair) -Nominating and Governance
J. Michael McFall	61	2015	Co-founder and President of the Veretech division of Hearst Business Media.	-Audit -Nominating and Governance
Seth Myones	57	2015	Former Chief Operating Officer and Executive Vice President of Covanta Holding Corporation.	-Audit
Thomas O’Brien	62	2015	Former Chief Executive Officer of Insurance Auto Auctions, Inc.	-Compensation -Nominating and Governance (Chair)
Clayton Trier	64	2015	Former Chief Executive Officer of U.S. Delivery Systems, Inc.	-Audit (Chair) -Compensation

PROXY STATEMENT TABLE OF CONTENTS

One Westbrook Corporate Center, Suite 920
Westchester, Illinois 60154

PROXY STATEMENT

2016 Annual Meeting of Stockholders
To Be Held on May 24, 2016

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these reduced disclosure requirements.

In this proxy statement, “we,” “us,” “our” and the “Company” all refer to Fenix Parts, Inc.

GENERAL INFORMATION

Why did I receive this proxy statement and other materials?

     The Board of Directors of Fenix Parts, Inc. is soliciting proxies to vote shares of our stock at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 24, 2016 at 10:00 a.m. Central Time at Two Westbrook Corporate Center, Conference Center, Westchester, Illinois 60154.

     This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2015), were first made available to stockholders on April 27, 2016. Although both are made available together, our annual report to stockholders is not part of this proxy statement.

What will stockholders vote on at the Annual Meeting?

     Stockholders will vote on the following matters at the Annual Meeting:

•	the election to the Board of the 7 nominees for director named in this proxy statement (Item 1),

•	approval of our Employee Stock Purchase Plan (Item 2),

•	ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016 (Item 3), and

•	any other matter that properly comes before the meeting.

What are the Board’s voting recommendations?

     The Board recommends that you vote your shares:

•	FOR each of the 7 nominees for election to the Board (Item 1),

•	FOR approval of the Employee Stock Purchase Plan (Item 2), and

•	FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016 (Item 3).

Who may vote at the Annual Meeting?

     Only stockholders of record as of the close of business on April 12, 2016 are entitled to vote at the Annual Meeting. Each outstanding share of stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.

     As of the record date of April 12, 2016, there were issued and outstanding 19,937,575 shares of our common stock and a single share of special voting stock (representing the 1,330,000 current voting rights attached to the exchangeable preferred shares of our subsidiary, Fenix Parts Canada, Inc.).

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

     If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record for those shares and have the right to vote those shares directly. You may vote in person at the Annual Meeting or by proxy.

     If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner, you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.

     As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a valid proxy from your broker.

If I am a stockholder of record, how do I vote?

     You may vote by proxy by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided (which must be received before those voting facilities are closed at 11:59 p.m. on May 23, 2016) or you may vote in person at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I instruct my broker how to vote?

     If you are a beneficial owner of our stock, you may instruct your broker how to vote by following the instructions in the notice provided to you by your broker.

What happens if I am a stockholder of record and sign and return the proxy card but do not make any voting choices?

     The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Items 1, 2 and 3. See “What are the Board’s voting recommendations?” above.

     We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.

What happens if I am a beneficial owner of shares held in street name and do not give voting instructions to my broker?

     Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on routine matters but may not vote those shares on non-routine matters.

A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature.

What is special voting stock? How does the holder of special voting stock vote?

Our authorized stock includes one share of special voting stock which is entitled to vote, on any matter submitted to a vote of holders of our common stock, a number of votes equal to the number of issued and outstanding exchangeable preferred shares of our subsidiary, Fenix Parts Canada, Inc. The exchangeable preferred shares were issued to our Canadian founding companies and are substantially the voting equivalent of shares of our common stock.

If I am a holder of exchangeable preferred shares, how do I vote?

Each holder of exchangeable preferred shares is entitled to instruct CST Trust Company, as trustee of the trust holding the special voting share, to cast the number of votes (for convenient reference, the “beneficiary votes”) that would attach to the shares of our common stock receivable upon the exchange of exchangeable preferred shares owned of record by such beneficiary on April 12, 2016. If CST Trust Company does not receive instructions from the beneficiary by 5:00 p.m. Eastern Time on May 23, 2016, the beneficiary votes will not be exercised.

A holder of exchangeable preferred shares may attend the Annual Meeting to personally vote their beneficiary votes by obtaining a proxy from CST Trust Company.

Which items to be voted on at the Annual Meeting are “non-routine” and which are “routine”?

     The election to the Board of the 7 nominees for director (Item 1) and the approval of the Employee Stock Purchase Plan (Item 2) are considered non-routine matters under the relevant rules. The ratification of the appointment of our independent registered public accounting firm (Item 3) is considered a routine matter under the relevant rules.

What is the quorum required for the Annual Meeting?

     Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting.

     If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.
What are my choices in voting on the matters to be voted on at the Annual Meeting?

     On Item 1 (the election of directors), you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election. Alternatively, you may vote, with respect to all nominees as a group, “For,” “Withhold Authority” or “For All Except.”

On Item 2 (approval of our employee stock purchase plan), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

     On Item 3 (ratification of the appointment of our independent registered public accounting firm), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

What are the voting requirements to approve the matters to be voted on at the Annual Meeting?

•
Item 1 (election of directors): Each nominee for election as a director must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not have any effect on the voting.

•
Item 2 (approval of our employee stock purchase plan): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “Against.”

•	Item 3 (ratification of the appointment of our independent registered public accounting firm): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “Against.”

Can I change my vote after I have voted?

     If you are a stockholder of record, you may change your vote by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card (before those voting facilities are closed at 11:59 p.m. Central Time on May 23, 2016.

In addition, you may revoke your proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at One Westbrook Corporate Center, Suite 920, Westchester, Illinois 60154.

     If you are a beneficial owner of shares which are held in street name, you may submit new voting instructions to your broker as indicated in the notice provided to you by your broker.

How can I find out the voting results of the Annual Meeting?

     The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

     We will bear the cost of this proxy solicitation. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our stock.

How can I attend the Annual Meeting?

     We encourage our stockholders to attend the Annual Meeting. The Annual Meeting will be held be held on Tuesday, May 24, 2016 at 10:00 a.m. Central Time at Two Westbrook Corporate Center, Conference Center, Westchester, Illinois 60154. If you need directions to the meeting, please call our corporate office at (708) 407-7200.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock outstanding as of April 17, 2016 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers and other executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Fenix Parts, Inc., at One Westbrook Corporate Center, Suite 920, Westchester, Illinois 60154.

	Number of Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Named Executive Officers, Other Executive Officers, Directors and Director Nominees:
Gary Beagell	562,828	2.8%
Steven Dayton	244,715	1.2%
J. Michael McFall (2)	55,600	*
Seth Myones	107	*
Thomas O'Brien	59,954	*
Kent Robertson	836,562	4.2%
Clayton Trier	41,500	*
Arthur Golden	15,500	*
Scott Pettit	352,049	1.8%
David Gold	1,360,000	6.4%
John Blaseos (3)	48,700	*
Richard Kogler (4)	17,500	*
Frank ten Brink (4)	17,500	*
All Directors & Officers as a group (13 people)	3,612,515	16.6%

5% Owners (5)
Mass Financial Services, 111 Huntington Avenue, Boston, MA	2,705,411	13.6%
Ascend Capital LLC, 4 Orinda Way, Suite 200-C Orinda, CA	2,016,143	10.1%
Jennison Associates LLC, 466 Lexington Ave, NY, NY	1,873,498	9.4%
Royce & Associates, 745 Fifth Avenue, NY, NY	1,197,200	6.0%

*	Represents less than 1% of our outstanding stock
(1)
Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. The numbers and percentages of shares owned by our directors and executive officers include in each case shares subject to currently outstanding equity awards that were exercisable or scheduled to vest within 60 days of April 17, 2016 as follows: Gary Beagell - 40,000; Steven Dayton - 40,000; Clayton Trier - 40,000; J. Michael McFall - 0; Seth Myones - 0; Thomas O'Brien - 40,000; Kent Robertson - 130,908; Scott Pettit - 118,408; Arthur Golden - 0; David Gold - 20,000 and 1,050,000 voting rights attached to the exchangeable preferred shares; John Blaseos - 0; Richard Kogler - 0; Frank ten Brink - 0.

(2)	The shares shown as beneficially owned by Mr. McFall are owned jointly with his wife.
(3)	The shares shown as beneficially owned by Mr. Blaseos are owned jointly with his wife.
(4)	Messrs. Kogler and ten Brink were directors from May 14, 2015 through June 11, 2015.
(5)
Based solely on Schedule 13 G or 13 G/A filed by Mass Financial Services on February 11, 2016, Ascend Capital LLC on February 9, 2016, Jennison Associates LLC on February 3, 2016, and Royce & Associates on January 13, 2016.

Item 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 7 directors. With the exception of Kent Robertson, our Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours).
Our common stock is listed on The NASDAQ Global Market, and accordingly, we have used the definition of “independence” of the NASDAQ Stock Market to determine whether our directors are deemed to be independent. Based on that definition, we have determined that, with the exception of Kent Robertson, our Chief Executive Officer, and Gary Beagell, all of our directors are independent.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2017 or until his successor is elected and qualified.

     All nominees for election as directors are incumbent directors. The election of directors is uncontested.

Voting in Uncontested Director Election

Under our bylaws, each director shall be elected by the vote of a majority of the votes cast in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.

If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his successor is elected and qualified or until he resigns. Under our bylaws, if an incumbent director is not re-elected, the director shall tender his resignation to the Board of Directors. The Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the director’s resignation or whether other action should be taken. The Board shall act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results. The director who tendered his resignation shall not participate in the Committee’s deliberations (if he is a member of the Committee) or in the Board’s decision.

Nominees for Director

     The following table provides information about the nominees for election as directors.

Nominee	Position with the Company	Age

Kent Robertson	Chief Executive Officer and Director	48
Gary Beagell	Director	64
Steven Dayton	Director	57
J. Michael McFall	Director	61
Seth Myones	Director	57
Thomas O'Brien	Director	62
Clayton Trier	Director	64

Kent Robertson has served as President and Chief Executive Officer (Principal Executive Officer ("PEO")) and a director since our inception in January 2014. Mr. Robertson healthcare data analytics company. From 2001 until joining FRG, Mr. Robertson held senior leadership positions at Stericycle, Inc (NASDAQ: SRCL), a national reverse logistics and regulated waste management company. Mr. Robertson had more than 20 years of experience managing multi-line decentralized distribution and services businesses at Stericycle and at American Medical Disposal, Inc., a company he co-founded in 1990 and which was acquired by Stericycle in 2001. Under Mr. Robertson’s leadership, Stericycle successfully acquired and integrated over 70 acquisitions. Mr. Robertson holds a Bachelor of Science degree in Economics from the University of Oklahoma.

Gary Beagell has served as a director since our initial public offering in May 2015. Mr. Beagell is the founder and Chief Executive Officer of Gary’s U-Pull It, one of our founding companies, established in 1979. Mr. Beagell has been a leader in the automotive recycling industry domestically and internationally for over 40 years. Mr. Beagell is a former President of the ARA, and has owned and operated multiple self-service automobile recycling centers throughout the U.S. Mr. Beagell is a pioneer in recycling technology, holds patents in automotive fluid management systems and has developed yard management software.

Steven Dayton has served as a director since our initial public offering in May 2015. Mr. Dayton has been a partner in RVG Management and Development Company, a real property and commercial development and management company, since 2009. Mr. Dayton co-founded CODi, Inc. (“CODi”), a global manufacturer of computer cases and electronics accessories, in 1992. Prior to founding CODi, Mr. Dayton served as a technology consultant in the automotive aftermarket industry. Mr. Dayton currently serves as a Director at Centric Bank. Mr. Dayton holds a Bachelor of Science degree in Finance from Temple University.

J. Michael McFall has served as a director since August 2015. Mr. McFall is the co-founder and President of the Veretech division of Hearst Business Media, which provides a patented, web-based vehicle trade-in appraisal service that is employed by 20 auto manufacturers and approximately 8,000 auto dealers under the Black Book brand. Before co-founding Veretech in 2001, Mr. McFall was President of Fleet Lease Disposal, a Florida-based vehicle remarketing and reconditioning company serving national corporate fleet operators. From 1999 to 2000, he served as Vice President of Strategy for the AutoNation e-commerce division. Prior to that, he served for 12 years as Director of Strategic Planning and Product Development for General Motors Acceptance Corp., the finance subsidiary of General Motors. Mr. McFall holds an MBA degree from George Washington University and a Bachelor of Arts degree in Communications from Towson University.

Seth Myones has served as a director since November 2015. From 2012 through April 2015, Mr. Myones served as the Chief Operating Officer and Executive Vice President of Covanta Holding Corporation, a provider of waste-to-energy, waste disposal and renewable energy solutions. Prior to that, he held several positions with Covanta Energy Corp, a wholly-owned subsidiary of Covanta Holding Corporation, including President, Covanta Americas, between November 2007 and March 2012, and Senior Vice President of Business Management from 2004 to 2007. From 2001 to 2004, he served as Vice President of Waste-to-Energy Business Management at Covanta Projects, Inc. Mr. Myones currently serves on the board of directors and as Chairman of the Audit Committee of Liberty Tire Recycling, LLC, a privately-held tire recycling company. He holds a Bachelor of Science degree in Industrial Engineering from the University of Buffalo, an MBA in Finance from New York University-Stern School of Business, and earned his CPA license from the State of Maryland.

Thomas O’Brien has served as a director since our initial public offering in May 2015. Mr. O’Brien was the Chief Executive Officer of Insurance Auto Auctions, Inc. (“IAA”), a subsidiary of KAR Auction Services, Inc. (“KAR”), from November 2000 until May 2014. Mr. O’Brien served as a director of IAA from 2001 until May 2007 and served as a director of KAR from May 2007 until June 2014. Mr. O’Brien also served as President of IAA from November 2000 to June 2011. Prior to joining IAA, Mr. O’Brien served as President of Thomas O’Brien & Associates, a management consulting firm, from 1999 to 2000, Executive Vice President of Safelite Glass Corporation from 1998 to 1999, Executive Vice President of Vistar, Inc., an automotive glass repair and replacement company, from 1996 to 1997 and President of U.S.A. Glass, Inc. from 1992 to 1996. Mr. O’Brien is also currently a director of CoreLogic, Inc., an information technology firm serving the financial services and real estate industries. Mr. O’Brien holds a bachelor’s degree in history from Northwestern University and a Masters of Management from the Kellogg Graduate School of Management at Northwestern University.

Clayton Trier was elected to fill a vacancy on our board in June 2015. Mr. Trier is a private investor based in Houston, Texas. Since 2005, Mr. Trier has been a Director and Chairman of the Audit Committee of U.S. Physical Therapy, Inc. (NYSE: USPH). In addition, he was a founder and, from 2005 through 2008, served as non-executive Chairman of Digital Music Group, Inc. (NASDAQ: DMGI), a reseller of digital music through online retailers, and was a founder and, from 1993 to 1997, served as Chairman and Chief Executive Officer of U.S. Delivery Systems, a NYSE-listed transportation and logistics company operating in North America. From 1991 to 1993, Mr. Trier headed Trier & Partners, a private investment banking firm focused on providing financing to and advising on mergers and acquisitions for environmental companies. From 1987 to 1991, Mr. Trier was President and CEO of Allwaste, Inc., a NYSE-listed environmental services firm. Prior to that, Mr. Trier was a partner in the Houston office of Arthur Andersen. Mr. Trier holds a Bachelor of Business Administration degree from Lamar University and earned his CPA license from the State of Texas.

There are no family relationships among any of our directors or executive officers, except for the following: Steven Dayton, a director, is a cousin of Kent Robertson, our President and Chief Executive Officer and a director.

Director Qualifications

     We believe that our 7 director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing, overseeing and supporting our management. From their service in management, on the boards of other public and private companies, and in counseling other companies and their directors, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies.

Our directors individually bring to the Board a wide range of experience, backgrounds and knowledge. Among other things that each of our directors brings: Mr. Robertson brings a wealth of experience managing multi-line decentralized distribution and service businesses and his years of leadership experience at Stericycle, Inc. and at American Medical Disposal, Inc., a company he co-founded; Mr. Beagell brings his many years of experience and leadership roles in the automotive recycling business, including his position as founder and CEO of Gary’s U-Pull It, one of our founding companies; Mr. Dayton brings his significant business experience, including his role as a co-founder of CODi, Inc., a global manufacturer of computer cases and electronics accessories, and as a consultant in the automotive aftermarket industry; Mr. McFall brings his significant automotive industry experience, including as co-founder and President of the Veretech division of Hearst Business Media, which provides a patented vehicle trade-in appraisal service employed by many auto manufacturers and dealers; Mr. Myones brings his significant financial expertise and business experience in executive and senior officer positions in the waste disposal industry and as a current member of the board of directors and chair of the Audit Committee of a privately-held company; Mr. O’Brien brings his significant automotive industry experience as a former CEO and director of Insurance Auto Auctions, Inc.; and Mr. Trier brings his significant financial expertise, including an understanding of financial statements, finance, capital formation strategies and accounting, and his business experience leading publicly-listed companies, including his roles as the former CEO of two high-growth acquisition-oriented NYSE-listed companies.

     The Board of Directors recommends that stockholders vote “FOR” each of the 7 nominees to the Board.

Committees of the Board

     Our Board of Directors has standing Compensation, Audit, and Nominating and Governance Committees. We have determined that Mr. Beagell with respect to the Nominating and Governance Committee is not independent under the applicable listing standards of The NASDAQ Global Market. We intend to comply with the SEC’s and NASDAQ’s requirements for independence within the applicable time period.

Compensation Committee

The Compensation Committee is responsible for determining the cash compensation and equity compensation of our executive officers. The Compensation Committee is responsible for, among other things: reviewing the respective salaries of our executive officers in light of competitive market conditions and our goals and objectives relevant to each officer; determining appropriate cash bonuses, if any, for our executive officers; and granting stock options and other equity awards under our stock option plan to our executive officers and determining the terms, conditions, restrictions and limitations of the options and awards granted.

 Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, oversight of the work of our independent auditors and our compliance with legal and regulatory requirements as they relate to financial reporting matters. In addition, the Audit Committee is responsible for reviewing with management and the independent auditors the internal controls over our financial reporting. In carrying out these responsibilities, the Audit Committee is charged with, among other things: appointing, replacing, compensating, evaluating and overseeing our independent auditors; reviewing with our independent accountants the scope and results of their audit and quarterly reviews; approving all audit and permissible non-audit services to be performed by our independent auditors; discussing with management and our independent auditors the interim and annual consolidated financial statements that we file with the SEC; reviewing periodically with our counsel any legal and regulatory matters that may have a material effect on our financial statements, operations, compliance policies and programs; and reviewing and approving procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for developing and recommending to the Board of Directors criteria for identifying and evaluating candidates for directorships and making recommendations to the full Board regarding candidates for election or reelection to the Board of Directors at each annual stockholders’ meeting. In addition, the Nominating and Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Nominating and Governance Committee is also responsible for making recommendations to the full Board concerning the structure, composition and function of the Board of Directors and its committees.

Committee Charters

The charters of the Audit, Compensation, and Nominating and Governance Committees are available on our website www.fenixparts.com.

Committee Members and Meetings

The following table provides information about the membership of the committees of the Board of Directors during 2015:

Director	Compensation Committee	Audit Committee	Nominating and Governance Committee

Gary Beagell			x
Steven Dayton	x*	x	x
J. Michael McFall		x	x
Seth Myones (1)		x
Thomas O'Brien	x		x*
Clayton Trier (2)	x	x*

*	Chair of committee
(1)	The Board of Directors has determined that Mr. Myones is an audit committee financial expert as described in the applicable rules of the U.S. Securities and Exchange Commission.
(2)
The Board of Directors has determined that Mr. Trier, the Chair of the Audit Committee, is an audit committee financial expert as described in the applicable rules of the U.S. Securities and Exchange Commission.

Our Board of Directors held 6 meetings in person or by teleconference during 2015 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held 5 meetings during the year, the Compensation Committee held 4 meetings during the year, and the Nominating and Governance Committee held 2 meetings during the year.

     Upon their election, our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2015. Upon their election, all of the members of the Audit, Compensation and Nominating and Governance Committees attended in person or participated by teleconference in all of the meetings of those committees during the year.

We encourage our directors to attend the annual meeting of stockholders. We anticipate that all of our directors nominated for election will attend this year’s Annual Meeting.

Director Compensation

     The following table sets forth compensation paid to our non-employee directors for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation		Total
		(1)	(2)

Gary Beagell	$—	$1,229	$98,800	$139,558	(3)	$239,587
Steven Dayton	—	9,818	98,800	—		108,618
J. Michael McFall	—	2,791	126,400	—		129,191
Seth Myones	—	727	110,000	—		110,727
Thomas O'Brien	—	4,909	98,800	—		103,709
Clayton Trier	10,000	—	133,200	—		143,200
Richard Kogler (4)	—	—	—	—		—
Frank ten Brink (4)	—	—	—	—		—

(1)
The amounts represent the aggregate grant date fair value of awards granted in 2015, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). As of December 31, 2015, the non-employee directors held the following shares of restricted stock: Mr. Beagell, 181; Mr. Dayton 1,446; Mr. McFall 411; Mr. Myones 107; Mr. O'Brien 723.

(2)
As of December 31, 2015, the non-employee directors held the following outstanding stock options: Mr. Beagell, 40,000; Mr. Dayton 40,000; Mr. McFall 40,000; Mr. Myones 40,000; Mr. O'Brien 40,000; Mr. Trier 40,000.

(3)	Includes consulting payments to Gary Beagell and to his spouse for the period 5/18/2015 - 12/31/15 under three-year consulting agreements.
(4)
Mr. Kogler and Mr. ten Brink were Directors from May 14, 2015 to June 11, 2015. 40,000 options were granted to each on May 13, 2015 but were forfeited upon resignation from the Board on June 11, 2015, resulting in $0 net compensation for 2015.

Each non-employee director who joined the Board of Directors at the time of our initial public offering or thereafter in 2015 received a one-time option to purchase 40,000 shares of our common stock at an exercise price equal to the closing price of a share of our stock on the grant date. These options vest in full on the first anniversary of their grants. Each of these same directors received an annual cash fee based on the director's board committee service. The cash fees consisted of (i) a committee member service fee of $7,500 for the audit committee, $5,000 for the compensation committee and $2,500 for the nominating and governance committee and (ii) a committee chair service fee of $15,000 for the audit committee, $10,000 for the compensation committee and $5,000 for the nominating and governance committee. These directors were entitled to elect to convert the sum of their annual committee and committee chair service fees earned during two stub periods (i.e., from the date of election through December 31, 2015 and again from January 1, 2016 until the date of the first annual meeting) into a number of shares of our common stock equal to those fees, divided by the average daily closing price of our stock during each respective stub period. Effective December 31, 2015, we issued an aggregate of 2,868 fully vested restricted shares of stock under our Amended and Restated 2014 Incentive Stock Plan to the 5 non-employee directors who made this election for 2015.

Effective January 1, 2016, each director who is not also one of our employees or an employee of one of our subsidiaries, upon election or re-election to the Board of Directors, will receive (i) a fee of $40,000 per year, payable quarterly, plus (ii) $1,000 for each committee meeting attended, plus (iii) an additional annual amount based on his or her service as a committee chair. The annual committee chair service fee is $15,000 for the audit committee, $10,000 for the compensation committee and $5,000 for the nominating and governance committee.

Beginning with our first annual meeting of shareholders on May 24, 2016, each non-employee director, upon his election or re-election as a director, may choose to receive, in lieu of a cash payment, a number of shares of our common stock equal to the sum of the director’s annual fee, the per meeting fee and the committee chair service fee earned during each election year, divided by the average closing price of our stock during the election year. Any restricted stock granted to directors pursuant to this arrangement will be granted under our Amended and Restated 2014 Incentive Stock Plan and will be issued on the first anniversary of the election.

All of our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors.

CORPORATE GOVERNANCE

Executive Sessions of the Board

     Our Board of Directors periodically excuses Mr. Robertson, our Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of the meeting of the Board in order to allow the Board to review Mr. Robertson’s performance as Chief Executive Officer and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

     Our directors will review the performance of the Board of Directors and its committees and the performance of their fellow directors by completing confidential evaluation forms that will be returned to Mr. O’Brien as the Chair of the Nominating and Governance Committee. At a subsequent meeting of the Board, Mr. O’Brien will lead a discussion with the full Board of any issues and suggestions for improvement identified in his review of these evaluation forms.

Certain Relationships and Related Person Transactions

     The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. A related party includes any director or executive officer, or an immediate family member of any director or executive officer, for purposes of this policy. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. The Audit Committee will consider the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally in reviewing the proposed transaction with related parties.
Related Person Consideration in Connection with the Combinations
At the time of our initial public offering, we entered into combination agreements to acquire 11 corporate entities that operated eight businesses. We refer to these transactions as the “combinations” and to the 11 corporate entities as our “founding companies.” Individuals who are our executive officers, directors, director nominees or other related persons received consideration from certain of the combinations (i) for their interests in their respective founding company and (ii) in their respective capacities as lessors of real property that we lease. The table below shows the consideration they received at the closing of the combinations. Amounts set forth in the “Cash” column reflect the cash component of the combination consideration, which has been increased by (i) the founding company’s cash and qualifying inventory, and (ii) the founding company’s capital expenditures during the 6 months prior to closing. The combination consideration is still subject to certain adjustments. Amounts set forth in the “Rent Payments” column are for the aggregate base rental payments over the term of the relevant leases, all of which began upon the completion of our initial public offering.

	Combination Consideration
Related Person	Cash (before certain adjustments)	Number of Shares		Rent Payments U.S. Dollars	Rent Payments Canadian Dollars

Gary Beagell (1)	$3,747,994	259,792		$1,447,527	$—	(2)
Linda Beagell (3)	3,747,994	259,792		1,447,527	—	(4)
Donald Beagell, Jr. (5)	5,115,742	320,209		3,989,228	—	(6)
David Gold (7)	7,717,423	555,556	(8)	—	8,198,000	(9)
Kenneth Gold (10)	34,174,448	774,444	(11)	1,700,000	2,840,000	(12)
Total	$54,503,601	2,169,793	(13)	$8,584,282	$11,038,000

(1)	Gary Beagell is one of our directors. Gary Beagell received the cash and shares of our common stock indicated above as consideration for his interest in Gary’s U-Pull It, Inc. (“Gary’s”).
(2)
Gary Beagell owns a 50% membership interest in Beagell Properties, LLC, which is the landlord of the property at 13 Barlow Road, Binghamton, NY, which is leased to Gary’s. We will pay an aggregate of $132,000 in rent over the 5-year term of the lease for this property. Gary Beagell’s percentage interest in the aggregate rental payment is $66,000. Beagell Properties, LLC is also the landlord of the property at 230-246 Colesville Road, Binghamton, NY, which is leased to Gary’s. We will pay an aggregate of $2,763,055 in rent over the 15-year term of the lease for this property. Gary Beagell’s percentage interest in the aggregate rental payment is $1,381,527.

(3)	Linda Beagell is the spouse of Gary Beagell, who is one of our directors. Mrs. Beagell received the cash and shares of our common stock indicated above as consideration for her interest in Gary’s.
(4)
Linda Beagell owns a 50% membership interest in Beagell Properties, LLC, which is the landlord of the property at 13 Barlow Road, Binghamton, NY, which is leased to Gary’s. We will pay an aggregate of $132,000 in rent over the 5-year term of the lease for this property. Ms. Beagell’s percentage interest in the aggregate rental payment is $66,000. Beagell Properties, LLC is also the landlord of the property at 230-246 Colesville Road, Binghamton, NY, which is leased to Gary’s. We will pay an aggregate of $2,763,055 in rent over the 15-year term of the lease for this property. Ms. Beagell’s percentage interest in the aggregate rental payment is $1,381,527.

(5)
Donald Beagell, Jr. is the brother of Gary Beagell, who is one of our directors. Donald Beagell, Jr. received the cash and shares of our common stock indicated above as consideration for his interest in Don’s Automotive Mall, Inc. (“Don’s”).

(6)
Donald Beagell owns a 50% membership interest in D & B Holdings, LLC, which is the landlord of the property at 216 Colesville Road, Binghamton, NY, which is leased to Don’s. We will pay an aggregate of $4,993,529 in rent over the 15-year term of the lease for this property. Mr. Beagell’s interest in the aggregate rental payment is $2,496,765. Mr. Beagell also owns a 67% interest in BBHC, LLC, which is the landlord of the property at 1245 Sleepy Hollow Road, Pennsburg, PA, which is leased to Don’s. We will pay an aggregate of $1,836,891 in rent over the 15-year term of the lease for this property. Mr. Beagell’s interest in the aggregate rental payment is $1,230,717. Mr. Beagell also owns a 12.50% interest in Don’s Independent Salvage Company, LLC, which is the landlord of the property at 1592 Sears Road, Elmira, NY, which is leased to Horseheads Automotive Recycling, Inc., one of our founding companies. We will pay an aggregate of $2,093,964 in rent over the 15-year term of the lease for this property. Mr. Beagell’s interest in the aggregate rental payment is $261,746.

(7)
David Gold is one of our executive officers. David Gold received $300,000 in cash by virtue of his 50% ownership of End of Life Vehicles Inc. He also received $7,417,423 in cash and beneficial ownership of 555,556 exchangeable preferred shares of Fenix Parts Canada, Inc. by virtue of his 100% ownership of Goldy Metals (Ottawa) Incorporated.

(8)	Consists of exchangeable preferred shares of Fenix Parts Canada, Inc.
(9)
David Gold is the sole shareholder of Standard Auto Wreckers (Port Hope) Inc., which is the landlord of the property at 260 Peter Street, Port Hope, Ontario, which is leased to Fenix Parts Canada, Inc. We will pay an aggregate of $4,500,000 in rent over the 15-year term of the lease for this property. David Gold is also the sole shareholder of Standard Auto Wreckers (Cornwall) Inc., which is the landlord of the property at 4345 Northfield Road, Cornwall, Ontario, which is leased to Fenix Parts Canada, Inc. We will pay an aggregate of $798,000 in rent over the 15-year term of the lease for this property. David Gold is also the sole shareholder of Goldy Metals (Ottawa) Incorporated, which is the landlord of the property at 5402 Old Richmond Road, Ottawa, Ontario, which is leased to Fenix Parts Canada, Inc. We will pay an aggregate of $2,900,000 in rent over the 15-year term of the lease for this property. All rental amounts are expressed in Canadian Dollars.

(10)
Kenneth Gold is the father of David Gold, who is an executive officer of Fenix Parts Inc. Kenneth Gold received $300,000 in cash by virtue of his 50% ownership of End of Life Vehicles Inc. He received $12,000,000 in cash by virtue of his 100% indirect ownership of Standard Auto Wreckers, Inc. He received $21,874,448 in cash (of which $5,880,000 is represented by a letter of credit on deposit in escrow) and beneficial ownership of 774,444 exchangeable preferred shares (of which 280,000 are in escrow) of Fenix Parts Canada, Inc. by virtue of his 100% ownership of Goldy Metals Incorporated.

(11)	Consists of exchangeable preferred shares of Fenix Parts Canada, Inc.
(12)
Kenneth Gold is the sole shareholder of Goldy Metals Incorporated. Kenneth Gold and Goldy Metals Incorporated are the landlords of the property at 1216 Sewells Road, Scarborough, Ontario which is leased to Fenix Parts Canada, Inc. We will pay an aggregate of $2,840,000 in Canadian Dollars in rent over the 15-year term of the lease for this property. Kenneth Gold is also the sole shareholder of Goldy Metals Holdings, Inc. Together, Goldy Metals Holdings, Inc. and Goldy Metals Incorporated own all of the stock of Delana Realty Inc. Delana Realty Inc. is the landlord of the property at 3800 Highland Avenue, Niagara Falls, NY, which is leased to Fenix Parts Canada, Inc. We will pay an aggregate of $1,700,000 in U.S. Dollars in rent over the 15-year term of the lease for this property.

(13)	Consists of an aggregate of 839,793 shares of our common stock and 1,330,000 exchangeable preferred shares of Fenix Parts Canada, Inc.

Related Person Consultant and Employment Agreements

We pay consulting fees and salaries to certain related persons under agreements that began upon the completion of our initial public offering. We pay a consulting fee in the amount of $50,000 a year to Donald Beagell, Jr. under a three-year consulting agreement. Donald Beagell, Jr. is the brother of Gary Beagell, who is one of our directors. We pay a consulting fee in the amount of $150,000 a year to Gary Beagell under a three-year consulting agreement and another consulting fee in the amount of $75,000 a year to Linda Beagell, the spouse of Gary Beagell, under a three-year consulting agreement. We also pay a salary in the amount of $50,000 to Kenneth Gold under a one-year employment agreement. Kenneth Gold is the father of David Gold, who is one of our executive officers.

Communications with the Board

     Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, Fenix Parts, Inc., One Westbrook Corporate Center, Suite 920, Westchester, Illinois 60154. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to Kent Robertson and at his direction to the other directors, and communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his direction to the other members of the committee.

Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. The Board of Directors focuses on our general risk management strategy and the most significant risks facing us and monitors risk mitigation strategies implemented by management. The Audit Committee reports any significant financial reporting issues to the Board of Directors as part of the Board’s general oversight responsibility.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Compensation Committee Interlocks and Insider Participation

Messrs. O’Brien, Dayton and Trier served on the Compensation Committee in 2015. No member of the Compensation Committee has been one of our officers or employees, and none of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

Leadership Structure of the Board of Directors

We currently have not elected a Chairman of the Board. At some point in the future, we intend to elect a Chairman of the Board separate from our Chief Executive Officer. We believe that separating these positions will allow our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require the positions of Chairman and Chief Executive Officer to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us to follow in the future.

AUDIT COMMITTEE REPORT

     Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with applicable legal and regulatory requirements as they relate to financial reporting matters. The Committee’s charter is available on the Company’s website, www.fenixparts.com. The members of our Audit Committee who began serving shortly after the completion of our initial public offering in May 2015 were Clayton Trier (Chair) and Steven Dayton, joined in November 2015 by J. Michael McFall and Seth Myones after their election to the Board. All members of the Audit Committee meet the definition of “independent director” under applicable SEC and NASDAQ standards.

In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States and that it is the responsibility of the Company’s independent registered public accounting firm to audit those financial statements. The Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we review and discuss with both management and BDO USA, LLP, the Company’s independent registered public accounting firm, all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and BDO USA, LLP the quarterly and annual financial statements for the fiscal year ended December 31, 2015. Our reviews and discussions with BDO USA, LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed pursuant to Standard No. 16, Communication with Audit Committees, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. We also discussed with BDO USA, LLP matters relating to their independence, including a review of their audit and non-audit fees and the letter and written disclosures that the Committee received from BDO USA, LLP pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence. However, members of the Audit Committee are not employees of the Company and have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company's financial statements.

In addition, we monitor the scope and adequacy of the Company’s internal controls over financial reporting, which contained material weaknesses attributable to (A) the Company’s lack of (i) accounting personnel with an appropriate level of accounting knowledge, experience and training commensurate with financial reporting requirements, (ii) procedures to prepare and for management to review account reconciliations and other analyses on a timely and systematic basis to appropriately document and support the recording of financial information, including purchase accounting entries, and (iii) thorough review of significant contracts for key accounting ramifications, as well as (B) undue reliance on the findings and conclusions of third-party specialists without an appropriate level of internal review, and (C) limited segregation of duties and access rights controls over information systems at the Company’s subsidiaries without compensating corporate procedures and controls.

Furthermore, we review programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements, which have included recruiting and hiring additional accounting and financial personnel, establishing policies and procedures for timely and accurate financial reporting, and upgrading the Company’s internal accounting systems.

The Audit Committee is authorized to engage independent counsel and other advisors it determines necessary to carry out its duties. The Committee did not deem it necessary to engage independent counsel for any matters during 2015.

On the basis of these reviews and discussions described above, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2015 for filing with the U.S. Securities and Exchange Commission.

Audit Committee
Clayton Trier, Chair
Steven Dayton
J. Michael McFall
Seth Myones

INFORMATION ABOUT EXECUTIVE OFFICERS

Executive Officers

     The following table provides information about our executive officers.

Executive Officer	Position with the Company	Age

Kent Robertson	Chief Executive Officer	48
Scott Pettit	Chief Financial Officer	53
Arthur Golden	Chief Operating Officer	53
John Blaseos	Executive Vice President - Supply Chain	43
David Gold	Executive Vice President and President - Fenix Parts Canada	41

Kent Robertson, our Chief Executive Officer, is listed as a nominee for director. Please see “Nominees for Director” on page 6.

Scott Pettit has been Chief Financial Officer (Principal Financial Officer ("PFO")) since March 2014. Mr. Pettit has significant automotive industry, public company, acquisition and integration experience, including serving from 2007 to 2013 as a consultant to Insurance Auto Auctions, Inc. From 2001 to 2007, Mr. Pettit served as Senior Vice President and Chief Financial Officer of Insurance Auto Auctions, Inc. Mr. Pettit has a Bachelor of Business Administration degree from University of Wisconsin-Madison, a Masters of Management from Kellogg Graduate School of Management at Northwestern University, and earned his CPA from the State of Illinois.

Arthur Golden has been our Chief Operating Officer since July 2015. Mr. Golden brings nearly 30 years of experience in various leadership roles; logistics, planning, warehousing, and field operations. Prior to joining Fenix Parts, he served for 22 years at Stericycle, Inc. - a leading provider of waste disposal services to the Healthcare community specializing in Regulated Medical and Hazardous wastes - most recently as the Area Director of Operations, where he was responsible for overseeing operations in the northeastern region of the U.S. Before Stericycle, Mr. Golden served for six years as Transportation Manager at Ryder Distribution Resources, where he was responsible for distribution at Chrysler Motors and GE Supply.

John Blaseos has been Executive Vice President - Supply Chain for Fenix Parts since July 2015. Mr. Blaseos leads Vehicle Purchasing, Transportation & Logistics, Pricing and Process Improvement. From 2008 through 2015 he was the Vice President, Continuous Improvement & Sustainability for Stericycle, Inc. He began his career at Stericycle in May 2004 as Director of Strategic Sourcing. Before joining Stericycle, Mr. Blaseos was a Director with Alaris Consulting (formerly Gibson & Associates) from 1999 until 2004 focused on Operational and Management Consulting. Prior to Alaris, he was a Senior Consultant and Consultant with Deloitte Consulting. Mr. Blaseos graduated from DePaul University with and Bachelor of Science degree in Finance and Economics and earned a Lean Six Sigma Black Belt from Villanova University.

David Gold has been Executive Vice President of Fenix Parts and President - Fenix Parts Canada since our initial public offering in May 2015. From 2004 until our initial public offering, Mr. Gold served as President and Chief Executive Officer of Standard Auto Wreckers, Inc., an integrated recycler and reseller of OEM automotive parts and one of our founding companies, and from 1990 through 2004, was a co-owner and manager. Mr. Gold is also an officer and owner of certain Standard-affiliated companies, the assets of which we acquired as part of the combinations of our Canadian founding companies. He is a third-generation automobile recycler and is the President-elect of the Automobile Recycling Association, an international automotive recycling trade association (the “ARA”).

Our executive officers are appointed by our Board of Directors, and their performance is subject to the Board’s review.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the total compensation paid during our fiscal years ended December 31, 2015 and 2014 to our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer:

Name	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Total ($)

Kent Robertson	2015	$192,249	$847,922	$—	$1,040,171
Chief Executive Officer (PEO)	2014	—	—	—	—
Scott Pettit	2015	165,155	714,422	—	879,577
Chief Financial Officer (PFO)	2014	—	—	—	—
Arthur Golden (3)	2015	119,235	328,000	—	447,235
Chief Operating Officer	2014	—	—	—	—

(1)	The base compensation of our executives is discussed below. For Mr. Robertson and Mr. Pettit, salary compensation payments began on May 14, 2015.
(2)
The amounts represent the aggregate grate date fair value of awards granted during the period indicated, calculated in accordance with FASB ASC Topic 718. See Note 8 of the consolidated financial statements in our 2015 Annual Report

(3)	Arthur Golden started as the Company's Chief Operating Officer on July 9, 2015.
Employment Agreements and Change in Control Arrangements

Our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer each have employment offer letters containing certain basic terms of their employment. Pursuant to their offer letters, Kent Robertson, our Chief Executive Officer, and Scott Pettit, our Chief Financial Officer, each receive base compensation of $350,000 per year. In July 2015, Mr. Robertson and Mr. Pettit voluntarily agreed to reduce their base compensation to $300,000 and $250,000 per year, respectively. Arthur Golden, our Chief Operating Officer, receives base compensation of $250,000 per year. The employment offer letters each provide for a term of employment of one year, which can be renewed with the approval of the Board of Directors. Messrs. Robertson, Pettit and Golden are also parties to noncompetition and confidentiality agreements, pursuant to which they have agreed that they will not compete with our business, or solicit our customers or employees, for the period ending on the third anniversary of the date their employment with us terminates.

We anticipate that we will be entering into more detailed employment agreements with Messrs. Robertson, Pettit and Golden in the near future. In addition, it is the intent of the Compensation Committee to also implement an annual cash bonus plan and a long-term incentive plan for these executive officers.

We have not entered into salary continuation, severance or similar agreements or arrangements with Messrs. Robertson, Pettit and Golden, and we have no contractual or other obligation to provide severance benefits or other payments in the event of a change in control or termination of their employment. Our incentive stock plan provides for the full vesting of all unvested awards held by our employees, including our executive officers, upon a change in control, as defined in the plan.

401(k) Plan

As of January 1, 2016, we maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. We may make a discretionary matching contribution and a discretionary employer contribution to eligible employees each year. To date, we have not made any matching or profit-sharing contributions into the 401(k) plan. All participants’ interests in our matching and profit sharing contributions, if any, vest pursuant to a six-year graded vesting schedule from the time of contribution. Our executive officers, along with our other employees, are eligible to participate in this plan.

Equity Incentive Compensation

Under our Amended and Restated 2014 Incentive Stock Plan, we may grant stock options, stock appreciation rights, shares of restricted stock and restricted stock units. Our directors, executive officers, other salaried employees, and consultants are eligible to participate in the plan, which is administered by our Compensation Committee.

Outstanding Equity Awards at 2015 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2015, for each of our named executive officers.

		Option Awards					Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)

Kent Robertson	2015	—	200,000	(1)	8.00	5/13/2025	—	—	—	—
		26,970	80,907	(2)	9.66	7/8/2025	—	—	—	—
Scott Pettit	2015	—	150,000	(1)	8.00	5/13/2025	—	—	—	—
		26,970	80,907	(2)	9.66	7/8/2025	—	—	—	—
Arthur Golden	2015	—	100,000	(1)	9.82	7/9/2025	—	—	—	—

(1)	Each option award vests 25% each year on the anniversary date of the grant for a period of 4 years.
(2)	Each option award vests 25% each 3 month period and will be completely vested within 1 year from date of grant.

Item 2
APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

Introduction

          Our Board of Directors adopted the Fenix Parts, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”) in March 2016, effective as of June 1, 2016, subject to stockholder approval at the Annual Meeting.

          The purpose of the Stock Purchase Plan is to provide an attractive benefit to our employees to encourage them to continue as our employees and to participate in our future through an equity investment on favorable terms. The plan authorizes 750,000 shares of our common stock to be purchased by employees through payroll deductions at a 15% discount from the market price of the stock. The plan is intended to be an “employee stock purchase plan” under section 423 of the Internal Revenue Code.

Summary of Principal Terms

          The following summary describes the principal terms of the Stock Purchase Plan. The complete text of the plan appears as Exhibit 1 to this Proxy Statement.

          Overview. The Stock Purchase Plan allows eligible employees to purchase shares of our common stock at a discount through payroll deductions during two six-month offerings each year. An eligible employee who elects to participate in an offering is granted an option on the first day of the offering for a number of shares equal to the employee’s payroll deductions under the plan during the offering period divided by the option price per share. The option price per share is the lower of 85% of the closing price of a share of our common stock on the first trading day of the offering period or 85% of the closing price on the last trading day of the offering period.

         Administration. The Stock Purchase Plan is administered by our Board of Directors. The Board of Directors may delegate its authority to administer the plan to a standing or other committee of the board or to an administrative committee consisting of two or more of our executive officers. (For convenience, the term “plan administrator” is used in the balance of this summary to refer both to our Board of Directors and to any committee to which it may delegate its authority to administer the plan.)

          Subject to the express terms of the plan, the plan administrator has the authority to determine the terms and conditions of each offering, the options granted pursuant to each offering, and the shares issued upon the exercise of those options. The plan administrator also has the authority to interpret the plan, adopt and revise policies, procedures and guidelines to administer the plan, and make all determinations required for the plan’s administration.

          Number of Shares. The Stock Purchase Plan authorizes a total of 750,000 shares of our common stock to be issued pursuant to options granted under the plan.

          Eligibility. Every employee who has completed six months’ employment as of the first day of an offering under the plan, and who is a full-time employee or a part-time employee who customarily works at least 20 hours per week, will be eligible to participate in the offering. Participation in an offering ends automatically on termination of employment.

          Offerings. Each year the plan will make two consecutive six-month offerings to eligible employees of shares of our common stock. One offering will begin on May 1 and end on October 31, and the other offering will begin on November 1 and end on April 30. (Because the plan will not become effective until June 1, 2016, the first offering period in 2016 will be shortened, beginning on June 1.) The plan administrator may change the frequency or length of offerings each year, but in no event will any offering period be longer than twenty-seven months.

          Election to Participate. Each eligible employee may elect to participate in an offering by completing and submitting an enrollment agreement in the manner and during the enrollment period prior to the first day of the offering specified by the plan administrator.

          Payroll Deduction Percentage. A participant in an offering may specify in his or her enrollment agreement any whole percentage of the participant’s compensation that he or she elects to have withheld during the offering period. Payroll deductions during any offering may not exceed 10% of the participant’s compensation, however, and may not be changed during the offering period, unless the participant elects to cease participation during the offering period in the manner and within the time specified by the plan administrator.

          A participant’s payroll deduction percentage will remain in effect for all subsequent offerings, unless the participant submits a new enrollment agreement within the applicable enrollment period specifying a different payroll deduction percentage.

          The plan administrator will establish a separate bookkeeping account under the plan for each participant. A participant’s payroll deductions will be credited to his or her account under the plan.

          Grant of Options. Each participant in an offering will be granted an option as of the first day of the offering for a number of shares of our common stock equal to his or her payroll deductions under the plan during the offering period divided by the option price per share.

          Option Price. The option price per share of our common stock in any offering will the lower of 85% of the closing price of our common stock on the NASDAQ Global Market on the first day of the offering (or the next trading day if the first day is not a trading day) or 85% of the closing price on the last day of the offering (or the last trading day preceding the last day if it is not a trading day).

          Exercise of Options. A participant’s option under any offering will be exercised automatically as of the last day of the offering unless the participant has withdrawn from the offering. We will not issue any fractional shares, and any remaining payroll deductions credited to the participant’s account will be added to the aggregate compensation credited to the participant’s account during the next offering in which he or she participates.

          Limitations. No participant will be granted an option that would permit him or her to buy more than $25,000 of our common stock in any calendar year (under this Plan and all other employee stock purchase plans that we or our subsidiaries may maintain), determined on the basis of the closing price when the option is granted. No participant will be granted an option if, immediately after the grant, the participant would directly or indirectly own stock possessing 5% or more of the voting power or value of all classes of our stock.

           Withdrawal from Offering. A participant may terminate his or her participation in any offering at any time prior to the last day of the offering. Upon a participant’s withdrawal from an offering, all payroll deductions which have been credited to the participant’s account under the plan will be refunded to the participant without interest.

          Termination of Employment. Termination of a participant’s employment for any reason will result in the automatic termination of his or her participation in a pending offering. All payroll deductions then credited to the participant’s account under the plan will be refunded to the participant without interest within 30 days after his or her termination of employment.

          Transferability. No option granted under the plan, and no option shares credited to a participant’s account under the plan, may be sold, pledged or otherwise transferred under any circumstances.

          Amendment and Termination. Our Board of Directors may amend, suspend or terminate the Stock Purchase Plan at any time. Our stockholders are required to approve any amendment to the plan that would increase the number of shares of our common stock to be issued pursuant to options granted under the Plan.

Federal Income Tax Consequences.

As noted, the Stock Purchase Plan is intended to be an “employee stock purchase plan” under section 423 of the Internal Revenue Code. Assuming that the plan qualifies under section 423, a participant’s payroll deductions will be subject to tax as ordinary income for federal income tax purposes in the year in which the deductions otherwise would have been paid to the employee. In general, a participant will not be subject to tax upon the grant or exercise of an option under the plan. A participant will be subject to tax, however, upon the sale of the option shares acquired upon the exercise of an option.

          The amount of tax will depend upon the satisfaction of certain holding periods for income tax purposes. If the option shares are sold more than two years from the date of the option grant (the first day of the offering) and more than one year from the date of the option exercise (the last day of the offering), the participant will incur ordinary income measured by the lesser of (i) 15% of the fair market value of the shares as of the first day of the offering or (ii) the excess of the amount realized on the sale over the aggregate option price. Any additional gain on the sale will be treated as long-term capital gain.

          If the option shares are sold without satisfying these income tax holding periods, the participant will recognize ordinary income generally measured by the excess of the fair market value of the shares on the exercise date over the aggregate option price. Any additional gain or loss on the sale will be long-term or short-term capital gain or loss, depending upon whether the shares were held for more than one year.

Recommendation of Board of Directors

          The Board of Directors believes that the Stock Purchase Plan will provide an attractive benefit which will enhance our ability to continue to attract and retain dedicated and motivated employees who are critical to our success.

          The Board of Directors recommends that stockholders vote “FOR” approval of the Employee Stock Purchase Plan.

Item 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed and recommends the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2016. BDO USA, LLP has acted as our independent registered public accounting firm since January 1, 2014 in preparation for our initial public offering. Representatives of BDO USA, LLP are expected to attend our Annual Meeting, are expected to be available to respond to questions by stockholders and will have an opportunity to make a statement if they desire to do so, although it is not expected that a statement will be made.
Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Shareholder ratification of the appointment of BDO USA, LLP is not required by the rules of NASDAQ or the SEC or by our bylaws. If the stockholders fail to ratify the appointment of BDO USA, LLP, the Audit Committee will consider whether or not to retain that firm since stockholder ratification of the appointment is not required and the committee has the responsibility for appointment of our independent registered public accounting firm. Even if the stockholders ratify the appointment, the committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Independent Registered Public Accounting Firm Fees and Services

Fees paid to our independent registered public accounting firm during the last two years is set forth below:

	Year Ended December 31,
	2015	2014
Audit fees (a)	2,906,163	2,322,415
Audit-related fees (b)	410,177	176,633
Tax fees (c)	—	—
All other fees (d)	—	—
Total	3,316,340	2,499,048

(a)	Represents fees for professional services provided in connection with the audit of our annual financial statements
(b)	This represents fees for assurance and services related to the performance of a filing or review of financial statements that are not included in audit fees reported in (a).
(c)	Represents fees for tax compliance, tax advice, and tax planning.
(d)	Represents fees for products and services provided by the principal accountant, other than services reported in (a), (b) and (c).
Auditor Independence
The Audit Committee has determined that the provision by BDO USA, LLP of non-audit services is compatible with maintaining the independence of BDO USA, LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by BDO USA, LLP. In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee, provided that such approvals are communicated to the full Committee at its next meeting. During the year ended December 31, 2015, all services were pre-approved by the Audit Committee in accordance with this policy.
     The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

ANNUAL REPORT

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2015 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Fenix Parts, Inc. One Westbrook Corporate Center, Suite 920, Westchester, Illinois 60154. Copies of this proxy statement and our Form 10-K as filed with the Securities and Exchange Commission are available in pdf format on our website, www.fenixparts.com. Copies of this proxy statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Fenix Parts, Inc. stockholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Fenix Parts, Inc., Attention: Investor Relations, One Westbrook Corporate Center, Suite 920, Westchester, Illinois 60154, and one will be promptly provided. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement, management is unaware of any matter for action by stockholders at the meeting other than those described in the accompanying notice. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the annual meeting, or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

 Any stockholder who wishes to present a proposal for consideration at our 2017 Annual Meeting of Stockholders and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us no later than December 28, 2016. In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2017 Annual Meeting of Stockholders must submit the proposal to us no earlier than January 25, 2017 and no later than February 24, 2017.

     Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to Investor Relations, One Westbrook Corporate Center, Suite 920, Westchester, Illinois 60154.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, except as set forth below, we believe that all filing requirements for 2015 were satisfied in a timely manner.

Name of Filer and Affiliation	Late Reports (Transactions)
Gary Beagell, Director	1 Form 4 (1 transaction)
Steven P. Dayton, Director	1 Form 4 (1 transaction)
David A. Gold, Executive VP	1 Form 4 (1 transaction)
Richard T. Kogler, Former Director	1 Form 4 (1 transaction)
J.M. Frank ten Brink, Former Director	1 Form 4 (1 transaction)
Thomas O’Brien, Director	1 Form 4 (1 transaction)
Scott Pettit, CFO	1 Form 4 (1 transaction)

ANNUAL MEETING OF STOCKHOLDERS OF

FENIX PARTS, INC.

May 24, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.fenixparts.com/phoenix.zhtml?c=253994&p=irol-reportsAnnual

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20733000000000000000 2 052416

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of 7 directors

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Kent Robertson
- ○ Gary Beagell
- ○ Steven Dayton
- ○ J. Michael McFall
- ○ Seth Myones
- ○ Thomas O'Brien
- ○ Clayton Trier

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approval of Fenix Parts, Inc. Employee Stock Purchase Plan	☐	☐	☐
3. Ratification of the appointment of BDO USA, LP as our independent registered public accounting firm for 2016	☐	☐	☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

FENIX PARTS, INC.

Proxy for Annual Meeting of Stockholders on May 24, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Kent Robertson and Scott Pettit, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Fenix Parts, Inc., to be held on Tuesday, May 24, 2016 at 10:00 a.m. Central Time at Two Westbrook Corporate Center, Conference Center, Westchester, Illinois 60154, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475